UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. ___ )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting material Pursuant to §240.14a-12
Eddie Bauer Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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To Eddie Bauer Associates:
I am writing to inform you that we filed our preliminary proxy statement with the Securities and Exchange Commission (SEC). This document provides background information on our proposed sale to Sun Capital Partners and Golden Gate Capital and outlines the reasons that our Board of Directors recommends that Eddie Bauer shareholders vote in favor of the transaction. Once the proxy statement is approved by the SEC, it will be mailed to all Eddie Bauer shareholders to solicit their approval for the proposed sale.
Within the proxy statement, there is a description of the process that the Board undertook in evaluating strategic alternatives for the Company. The Board considered what would be required to continue operating the Company on a stand-alone basis as well as a sale. Based on its analysis and with the assistance of its financial advisor Goldman, Sachs & Co., the Board concluded that the proposed transaction with Sun Capital and Golden Gate is in the best interests of the Company and its shareholders.
Before entering into its agreement with Sun Capital and Golden Gate, the Board engaged in a comprehensive and thorough sales process, including initial contacts with a total of 96 parties, 45 of whom expressed interest, entered into confidentiality agreements with Eddie Bauer and received offering memorandums. After a first round of bids, Sun Capital and Golden Gate were the only party that submitted a second-round bid, and after further negotiations, the Board agreed, on November 13, to sell Eddie Bauer to Sun Capital and Golden Gate for $9.25 per share in cash. The Board received two separate fairness opinions, from Goldman, Sachs and William Blair & Company, that the transaction was fair to Eddie Bauer shareholders from a financial point of view.
We expect there to be significant interest in the information included in the proxy statement, and it is likely that the media will publish stories about the sales process and other disclosures contained in the document. If you receive any questions from the media about the proposed sale, please direct them to Wendi Kopsick or Jim Fingeroth at Kekst and Company, 212-521-4800.
The filing of the proxy today represents the next step in completing the proposed sale, but there are still a number of actions that will need to occur before the transaction can be finalized, including the receipt of shareholder approval and Hart-Scott-Rodino antitrust review. We still anticipate closing the transaction in the first quarter of 2007.
We will continue to update you on important developments as we move through the process. But, in the meantime, it is more critical than ever that everyone stays focused on the business during the all-important Holiday season. As you know, this is Eddie Bauer’s most important selling period.
Thank you for your continued hard work and dedication.
Fabian Månsson

Important Information for Investors and Stockholders
In connection with the merger and related transactions, Eddie Bauer has filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a copy of the proxy statement and other documents containing information about Eddie Bauer, free of charge, at the SEC’s web site at www.sec.gov. In addition, copies of the proxy statement will be available free of charge on the investor relations portion of the Eddie Bauer website at www.eddiebauer.com, and may also be obtained by writing Eddie Bauer Holdings, Inc.’s investor relations department, at 15010 NE 36th Street, Redmond, WA 98052, or by calling 425-755-6209.
Eddie Bauer and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Eddie Bauer’s shareholders in respect of the proposed transaction. Information regarding Eddie Bauer’s directors and executive officers and their ownership of Eddie Bauer securities is set forth in the company’s Form 10, filed with the SEC on May 1, 2006 and amended on June 27, 2006 and October 2, 2006. Further information regarding persons who may be deemed participants, including any direct or indirect interests they may have, is set forth in the proxy statement filed with the SEC in connection with the transaction.
Cautionary Statement Regarding Forward-Looking Statements
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, expected synergies and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of Eddie Bauer’s management. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. These include, for example: Eddie Bauer may be unable to obtain shareholder approval required for the merger, the timing of, and regulatory and other conditions associated with, the completion of the merger; volatility in the stock markets; proposed store openings and closings; proposed capital expenditures; projected financing requirements; proposed developmental projects; projected sales and earnings, and Eddie Bauer’s ability to maintain selling margins; general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; Eddie Bauer’s ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; and the effect of inflation. Additional factors that may affect the future results of Eddie Bauer are set forth in its filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s web site at http://www.sec.gov.